EXHIBIT A4

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                                   MEMORANDUM
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Motient's  Board of  Directors  is pleased to extend an offer to  exchange  your outstanding stock options for shares of restricted stock. The enclosed packet of information is provided to further explain this offer, to outline where and when additional information will become available, and to provide instructions on how you can participate.

Included in your packet are several items, including:

o A personalized summary of your outstanding stock options that are eligible for exchange.
o A list of Frequently Asked Questions (FAQs) that addresses a number of general and specific questions you may have regarding this offer.
o An "Offer to Exchange" document that contains detailed information describing the terms of the offer and the restricted stock to be issued in exchange for your options.
o A list of times, dates, and locations for employee information sessions related to this offer.
o An election form, (called the Letter of Transmittal), which you are required to complete regardless of whether you wish to exchange your stock options. (Instructions for completing this form are also included.)
o A sample form of a Restricted Stock Agreement that will be used to document the shares of restricted stock you will receive in exchange for your options.
o An 83(b) election form (and instructions), which will allow you to partially determine the timing of taxation on any restricted shares you may receive. (This topic is covered in greater detail in the FAQ document.)

Additionally, there will be a summary of resources related to the offer that will be available on the Motient Intranet.

Please review all enclosed materials carefully and, if possible, reserve all questions for the employee information sessions.

Also, please note that the deadline for electing to exchange your stock options for shares of restricted stock is 5:00 p.m. on Tuesday, September 25, 2001.

It is very important to note that participation in this offer is completely voluntary. We strongly encourage you use all available resources, including personal financial and/or tax advisors, before deciding whether to exchange any of your stock options for restricted shares.